Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE YEAR AND QUARTER ENDED FEBRUARY 29, 2012

Midlothian, April 23, 2012 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and year ended February 29, 2012.

Financial Overview

Our consolidated net sales for the quarter were $121.5 million, or down 7.5% from $131.4 million for the same quarter last year. Our print sales for the quarter were $72.4 million as compared to $66.2 million for the same quarter last year, an increase of $6.2 million, or 9.4%. Our apparel sales at $49.1 million for the quarter were down $16.1 million as compared to $65.2 million for the same quarter last year due to softness in the market and continued pricing pressures. Overall our gross profit margins (“margins”) for the quarter were 21.8% as compared to 27.5% for the same quarter last year. On a segment basis, our print margins increased from 26.9% to 28.3%, while our apparel margins, due to continued higher input costs, primarily cotton, decreased from 28.0% to 12.2%. Our net earnings for the quarter, which were impacted by lower apparel sales and margins, were $3.3 million or $.13 per diluted share, as compared to $9.8 million or $.38 per diluted share for the same quarter last year.

For the year, our net sales decreased from $550.0 million for the fiscal year ended February 28, 2011 to $517.0 million for the fiscal year ended February 29, 2012, or a decrease of 6.0%. Our print sales for the year were at $278.0 million, compared to $272.7 million for last year, an increase of $5.3 million, or 1.9%. Our apparel sales for the year were $239.0 million, as compared to $277.3 million, or a decrease of 13.8%. Overall our margins decreased from 28.1% to 25.2% for the year ended February 28, 2011 and February 29, 2012, respectively. Our print margins increased slightly during the year from 28.3% to 28.4%, while our apparel margins decreased from 27.9% to 21.6%, again due to higher input costs and pricing pressures. Our net earnings decreased from $44.6 million, or 8.1% of sales for the year ended February 28, 2011, to $31.4 million or 6.1% of sales for the period ended February 29, 2012. Our diluted earnings decreased from $1.72 per share to $1.21 per share for the year ended February 28, 2011 and February 29, 2012, respectively.

The Company, during the quarter, generated $8.7 million in EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to $17.5 million for the comparable quarter last year. For the year ended February 29, 2012, the Company generated $64.0 million of EBITDA compared to $81.5 million for the comparable period last year.

Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Year ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Earnings before income taxes	$5,241	$14,595	$49,380	$69,417
Interest expense	398	262	2,285	1,234
Depreciation/amortization	3,089	2,599	12,384	10,897

EBITDA (non-GAAP)	$8,728	$17,456	$64,049	$81,548

Keith Walters, Chairman, Chief Executive Officer and President, commented by saying, “Our print operations continued to deliver revenue and operational results as expected. We feel good about our two print acquisitions this past year, and expect these acquisitions to add at least $80 million in sales and $.25 in diluted earnings. Our apparel results, as we have discussed previously, were impacted by the higher raw material costs now flowing out of our finished goods into our cost of sales. While the spot price of cotton has dropped significantly over the last half of our fiscal year, this unfortunately does not represent the cost of cotton in our finished good inventory or most large apparel manufacturers’ finished goods inventory. Most large manufacturers locked in cotton contracts in order to guarantee an uninterrupted supply of cotton and price stability. Unfortunately, these locked in prices are significantly higher than the current spot price. As such, large manufacturers, such as Alstyle, have had to navigate through this issue over the past quarter or so. We expect this to continue until the current lower priced cotton makes its way through our finished goods inventory. In addition, pricing in the marketplace has not consistent with these higher costs, thus putting additional pressures on apparel margins. Products are being sold in the marketplace at prices, in certain circumstances, less than the associated raw material costs. Our philosophy has always been to try to at least cover our costs in our pricing. Consequently, we feel this has and will impact our apparel sales in the short-term. Therefore, while fiscal year 2012 was challenging, we view fiscal year 2013 to be equally challenging, due to the high priced cotton overhang in inventories and current market pricing on the sell side. We do feel that our new manufacturing facility in Agua Prieta, Mexico, coupled with our strong balance sheet and our print operations, places us in a better position than most to weather the storm. While the short-term landscape for apparel appears somewhat challenged, the two Print acquisitions will help offset those challenges from an earnings and sales perspective in the next year. We feel good about the long-term prospects of both sectors and as such our Board approved an increase in our share buy-back program and recently announced a 13% increase in our quarterly dividend amount. No matter what directions fiscal year 2013 takes, you can be assured that we will remain vigilant to the task at hand.”

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., Chief Financial Officer

Mr. Michael D. Magill, Executive Vice President

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three months ended		Year ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Condensed Operating Results
Revenues	$121,526	$131,407	$517,014	$549,999
Cost of goods sold	94,991	95,316	386,501	395,501

Gross profit margin	26,535	36,091	130,513	154,498
Operating expenses	20,560	21,183	78,825	83,677

Operating income	5,975	14,908	51,688	70,821
Other expense	734	313	2,308	1,404

Earnings before income taxes	5,241	14,595	49,380	69,417
Income tax expense	1,911	4,776	18,022	24,786

Net earnings	$3,330	$9,819	$31,358	$44,631

Earnings per share
Basic	$0.13	$0.38	$1.21	$1.73

Diluted	$0.13	$0.38	$1.21	$1.72

			February 29,	February 28,
Condensed Balance Sheet Information			2012	2011
	Assets
Current assets
Cash			$10,410	$12,305
Accounts receivable, net			58,790	58,359
Inventories, net			134,211	100,363
Other			17,438	11,371

			220,849	182,398

Property, plant & equipment			99,516	93,661
Other			211,597	197,669

			$531,962	$473,728

	Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$27,924	$18,868
Accrued expenses			22,317	27,644
Current portion of long-term debt			—	586

			50,241	47,098

Long-term debt			90,000	50,000
Deferred credits			31,846	28,947

Total liabilities			172,087	126,045

Shareholders’ equity			359,875	347,683

			$531,962	$473,728

			Year ended
			February 29,	February 28,
Condensed Cash Flow Information			2012	2011
Cash provided by operating activities			$24,573	$32,766
Cash used in investing activities			(50,810)	(35,985)
Cash provided by (used in) financing activities			23,691	(6,005)
Effect of exchange rates on cash			651	466

Change in cash			(1,895)	(8,758)
Cash at beginning of period			12,305	21,063

Cash at end of period			$10,410	$12,305